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                                                                    EXHIBIT 21.1

                                 ROUNDY'S, INC.
                                  Subsidiaries

Roundy's, Inc. has eleven wholly-owned first-tier subsidiaries, each a Wisconsin corporation (except as otherwise noted) doing business under their corporate names. These subsidiaries are:

Badger Assurance, Ltd. (1)              Mega Marts, Inc.
Holt Public Storage, Inc.               Midland Grocery of Michigan, Inc.(5)
I.T.A., Inc.                            Ropak, Inc.
Jondex Corp.                            Scot Lad Foods, Inc.
Kee Trans, Inc.                         The Copps Corporation
                                        Ultra Mart Foods, Inc.

Four Wisconsin corporations doing business under their corporate names are wholly-owned subsidiaries of Ropak, Inc. These corporations are:

Insurance Planners, Inc.                Rindt Enterprises, Inc.
Pick `n Save Warehouse Foods, Inc.      Shop-Rite, Inc.


Three corporations doing business under their corporate names are wholly- owned subsidiaries of Scot Lad Foods, Inc. These corporations are:

Spring Lake Merchandise, Inc.(3)        Cardinal Foods, Inc.(4)
Scot Lad-Lima, Inc.(3)


One corporation doing business under its corporate name is a subsidiary of Ultra Mart Foods, Inc. The corporation is:

Everix Bakery, LLC (7)

Two corporations doing business under their corporate names are subsidiaries of Shop-Rite, Inc. These corporations are:

The Midland Grocery Company(3)(6)       Village Market, LLC (2)


One corporation doing business under its corporate name is a 50% owned subsidiary of Jondex Corp. The corporation is:

Clintonville Land Co., LLC (7)
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(1) A Bermuda corporation.
(2) An Indiana limited liability company.
(3) An Ohio corporation.
(4) A Delaware corporation.
(5) A Michigan corporation.
(6) Partially owned by Cardinal Foods, Inc.
(7) A Wisconsin limited liability company.


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